Exhibit 10.73

UNITED NATURAL FOODS

DEFERRED COMPENSATION PLAN

Amended and Restated

Effective January 1, 2011

Table of Contents

ARTICLE 1	Definitions	1

ARTICLE 2	Selection, Enrollment, Eligibility	6

2.1	Selection by Committee	6

2.2	Enrollment and Eligibility Requirements; Commencement of Participation	6

2.3	Termination of a Participant’s Eligibility	6

ARTICLE 3	Contributions	7

3.1	Annual Deferral Amount	7

3.2	Initial Year of Participation	7

3.3	Election to Defer; Effect of Election Form	7

3.4	Crediting of Annual Deferral Amounts	9

3.5	Company Contribution Amount	9

3.6	Company Restoration Matching Amount	9

3.7	Vesting	9

3.8	Deemed Investments	10

3.9	Valuation and Payment of Share Unit Awards	11

3.10	FICA and Other Taxes	12

ARTICLE 4	Scheduled Distribution; Unforeseeable Financial Emergencies	12

4.1	Scheduled Distribution	12

4.2	Postponing Scheduled Distributions	12

4.3	Other Benefits Take Precedence Over Scheduled Distributions	13

4.4	Unforeseeable Financial Emergencies	13

ARTICLE 5	RETIREMENT BENEFIT	14

i

5.1	Retirement Benefit	14

5.2	Payment of Retirement Benefit	14

ARTICLE 6	TERMINATION BENEFIT	15

6.1	Termination Benefit	15

6.2	Payment of Termination Benefit	15

ARTICLE 7	DISABILITY BENEFIT	16

7.1	Disability Benefit	16

7.2	Payment of Disability Benefit	16

ARTICLE 8	DEATH BENEFIT	16

8.1	Death Benefit	16

8.2	Payment of Death Benefit	16

ARTICLE 9	BENEFICIARY DESIGNATION	16

9.1	Beneficiary	16

9.2	Beneficiary Designation; Change; Spousal Consent	16

9.3	Acknowledgment	16

9.4	No Beneficiary Designation	17

9.5	Doubt as to Beneficiary	17

9.6	Discharge of Obligations	17

ARTICLE 10	TERMINATION OF PLAN, AMENDMENT OR MODIFICATION	17

10.1	Termination of Plan	17

10.2	Termination of Participation in the Plan by an Employer	17

10.3	Amendment	17

10.4	Effect of Payment	18

ARTICLE 11	ADMINISTRATION	18

11.1	Committee Duties	18

11.2	Administration Upon Change In Control	18

11.3	Agents	19

11.4	Interpretations and Binding Effect of Decisions	19

11.5	Indemnity of Committee	20

11.6	Employer Information	20

11.7	Timing of Benefit Payments	20

ARTICLE 12	OTHER BENEFITS AND AGREEMENTS	20

12.1	Coordination with Other Benefits	20

ARTICLE 13	CLAIMS PROCEDURES	20

13.1	Presentation of Claim	20

13.2	Notification of Decision	20

13.3	Review of a Denied Claim	21

13.4	Decision on Review	21

13.5	Legal Action	22

13.6	Disability Claims	22

13.7	Statute of Limitations	22

ARTICLE 14	TRUST	23

14.1	Establishment of the Trust	23

14.2	Interrelationship of the Plan and the Trust	23

14.3	Distributions From the Trust	23

ARTICLE 15	MISCELLANEOUS	23

15.1	Status of Plan	23

15.2	Unsecured General Creditor	23

15.3	Expenses	23

15.4	Employer’s Liability	23

15.5	Nonassignability	24

15.6	Not a Contract of Employment	24

15.7	Furnishing Information	24

15.8	Terms	24

15.9	Captions	24

15.10	Governing Law	24

15.11	Notice	25

15.12	Successors	25

15.13	Validity	25

15.14	Incompetent	25

15.15	Court Order	25

15.16	Delay of Benefit Payments Due to Deduction Limitation or Federal Securities Law	25

15.17	Insurance	26

15.18	Section 409A	26

UNITED NATURAL FOODS

DEFERRED COMPENSATION PLAN

Amended and Restated Effective January 1, 2011

Purpose

The purpose of this Plan is to provide specified benefits to Directors and a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of United Natural Foods, Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan.  This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

The Plan document was amended and restated, generally effective January 1, 2009, to comply with Section 409A of the Internal Revenue Code (the “Code”).  Prior to January 1, 2009, the Plan was administered in accordance with a reasonable good faith interpretation of Section 409A of the Code.

The Plan document is hereby amended and restated effective January 1, 2011, as set forth below, to modify the eligibility provisions, clarify the minimum and maximum deferral amounts and modify certain of the election and distribution provisions.

ARTICLE 1

Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1          “Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the Company Contribution Account balance and (iii) the Company Restoration Matching Account balance. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his designated Beneficiary, pursuant to this Plan.

1.2          “Annual Installment Method” shall be a series of annual installment payments over the number of years selected by the Participant in accordance with this Plan, calculated as follows:  (i) for the first annual installment, the Participant’s vested Account Balance shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion, and (ii) for remaining annual installments, the Participant’s vested Account Balance shall be calculated on every anniversary of such calculation date, as applicable.  Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant.  A series of installment payments under the Plan shall be treated as a single payment for purposes of Code Section 409A.

1.3          “Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income).  Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of an Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by an Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.4          “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.5          “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.6          “Benefit Distribution Date” shall mean the date that triggers distribution of a Participant’s vested Account Balance.  A Participant’s Benefit Distribution Date shall be determined upon the occurrence of any one of the following:

(a)           If the Participant Retires, his Benefit Distribution Date shall be (A) the last day of the six month period immediately following the date on which he Retires, if he is a Specified Employee, and (B) for all other Participants, the date on which the Participant Retires; provided, however, in the event that the Participant changes his Retirement Benefit election in accordance with Section 5.2(a), his Benefit Distribution Date shall be the date determined pursuant to Section 5.2(a); or

(b)           If the Participant experiences a Termination of Employment, his Benefit Distribution Date shall be (A) the last day of the six month period immediately following the date on which he experiences a Termination of Employment if he is a Specified Employee, and (B) for all other Participants, the date on which the Participant experiences a Termination of Employment; provided, however, in the event that the Participant changes his Termination Benefit election in accordance with Section 6.2(c), his Benefit Distribution Date shall be the date determined pursuant to Section 6.2(c); or

(c)           The date of the Participant’s death, if the Participant dies prior to the complete distribution of his vested Account Balance; or

(d)           The date on which the Participant becomes Disabled.

1.7          “Board” shall mean the board of directors of the Company.

1.8          “Bonus” shall mean compensation, other than Base Salary, LTIP Amounts and Share Unit Awards, that is earned by a Participant for services rendered during a Plan Year under an Employer’s bonus or cash incentive plans and that is permitted by the Committee to be deferred under the Plan.

1.9          “Claimant” shall have the meaning set forth in Section 13.1.

1.10        “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time. References to a Section of the Code shall include final regulations interpreting that Section.

1.11        “Committee” shall mean the committee described in Article 11.

1.12        “Company” shall mean United Natural Foods, Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

1.13        “Company Contribution Account” shall mean (i) the sum of the Participant’s Company Contribution Amounts, plus (ii) other amounts credited or debited to the Participant’s Company Contribution Account in accordance with this Plan, less (iii) all distributions made to the Participant or his Beneficiary pursuant to this Plan from the Participant’s Company Contribution Account.

1.14        “Company Contribution Amount” shall mean, for a Plan Year, the amount determined in accordance with Section 3.5.

1.15        “Company Restoration Matching Account” shall mean (i) the sum of all of a Participant’s Company Restoration Matching Amounts, plus (ii) other amounts credited or debited to the Participant’s Company Restoration Matching Account in accordance with this Plan, less (iii) all distributions made to the Participant or his Beneficiary pursuant to this Plan from the Participant’s Company Restoration Matching Account.

1.16        “Company Restoration Matching Amount” shall mean, for a Plan Year, the amount determined in accordance with Section 3.6.

1.17        “Compensation” shall mean Base Salary, Bonuses, Directors Fees, LTIP Amounts and Share Unit Awards, as applicable.

1.18        “Death Benefit” shall mean the benefit set forth in Article 8.

1.19        “Deferral Account” shall mean (i) the sum of all of a Participant’s Deferral Amounts, plus (ii) other amounts credited or debited to the Participant’s Deferral Account in accordance with this Plan, less (iii) all distributions made to the Participant or his Beneficiary pursuant to this Plan from his Deferral Account.

1.20        “Deferral Amount” shall mean that portion of a Participant’s Base Salary, Bonus, Director Fees, LTIP Amounts and Share Unit Awards for a Plan Year (or such other period as permitted by a Non-Plan Year Election) that a Participant defers in accordance with Article 3.

1.21        “Director” shall mean a member of the board of directors of the Employer.

1.22        “Director Fees” shall mean the annual fees earned by a Director from an Employer, including retainer fees and meetings fees, as compensation for serving on the board of directors.

1.23        “Disability” or “Disabled” shall mean a “disability” within the meaning of Treas. Reg. § 1.409A-3(i)(4)(i) where a Participant is (i) unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Participant’s Employer.

1.24        “Disability Benefit” shall mean the benefit set forth in Article 7.

1.25        “Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.26        “Employee” shall mean a person who is an employee of an Employer.

1.27        “Employer(s)” shall mean the Company and any entity required to be aggregated with the Company under Code Section 414(b), (c), or (m).

1.28        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.29        “401(k) Plan” shall mean, with respect to an Employer, a plan qualified under Code Section 401(a) that contains a cash or deferral arrangement described in Code Section 401(k), adopted by the Employer, as it may be amended from time to time, or any successor thereto.

1.30        “LTIP Amounts” shall mean the compensation that is earned by a Participant as an Employee under an Employer’s long-term incentive plan or any other long-term incentive arrangement and that is permitted by the Committee to be deferred under the Plan.

1.31        “Non-Plan Year Election” shall mean an election made pursuant to Section 3.3(c), 3.3(d) or 3.3(e).

1.32        “Participant” shall mean an Employee or Director who has commenced participation in the Plan in accordance with Article 2 and whose Account Balance, if any, has not been distributed in its entirety.

1.33        “Plan” shall mean the United Natural Foods Deferred Compensation Plan, which shall be evidenced by this instrument as amended from time to time.

1.34        “Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.35        “Retirement” shall mean, with respect to an Employee, separation from service, as defined in Treas. Reg. § 1.409A-1(h)(1), with all Employers for any reason other than death or Disability, on or after the attainment of age 55.  “Retirement” shall mean, with respect to a Director who is not an Employee, a complete and good-faith cessation of the Director’s service on the Board, within the meaning of Treas. Reg. § 1.409A-1(h)(2).  If a Participant is both an Employee and a Director, Retirement shall not occur until the Participant has a separation from service, as defined in Treas. Reg. § 1.409A-1(h), as both an Employee and a Director.

1.36        “Retirement Benefit” shall mean the benefit set forth in Article 5.

1.37        “Scheduled Distribution” shall mean the distribution set forth in Section 4.1.

1.38        “Specified Employee” shall mean an officer (within the meaning of Code Section 416(i)(1) and the regulations thereunder) of an Employer; a Director; and any other Participant whom the Committee, in its sole discretion, determines is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i).

1.39        “Share Unit Award” shall mean a restricted stock unit award or performance stock unit award granted under the United Natural Foods, Inc. 2004 Equity Incentive Plan or any successor plan, or any restricted stock unit award or performance share unit award granted under a substantially similar plan established by an Employer which the Committee determines may be deferred under this Plan.

1.40        “Termination Benefit” shall mean the benefit set forth in Article 6.

1.41        “Termination of Employment” shall mean separation from service within the meaning of Treas. Reg. § 1.409A-1(h)(1)(i) with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, or death.  If a Participant is both an Employee and a Director, Termination of Employment shall not occur until the Participant has a separation from service, as defined in Treas. Reg. § 1.409A-1(h),  as both an Employee and a Director.

1.42        “Trust” shall mean one or more trusts established by the Company in accordance with Article 14.

1.43        “Unforeseeable Financial Emergency” shall mean an unanticipated emergency within the meaning of Treas. Reg. § 1.409A-3(i)(3) that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1                               Selection by Committee.  Participation in the Plan shall be limited to the Directors of the Company and to the following Employees of the Company (or any successor position thereto):  Chief Executive Officer, Chief Compliance Officer, Chief Financial Officer, Chief Information Officer, Chief Human Resources Officer, President, Division Presidents, Senior Vice Presidents, Vice Presidents, and Directors; provided, however, that the Committee, in its sole discretion, may designate additional Directors and management or highly compensated Employees as eligible to participate in the Plan.

2.2                               Enrollment and Eligibility Requirements; Commencement of Participation.

(a)                                  A Director or Employee who is designated as eligible to participate in the Plan pursuant to Section 2.1 may commence participation in the Plan by making an irrevocable deferral election for the Plan Year in which he is first eligible to participate in the Plan, or for any succeeding Plan Year in which he is eligible to participate.  Except as otherwise provided in Section 3.3(c) or (d):  (i) a Director or Employee who is eligible to participate in the Plan effective as of the first day of a Plan Year shall complete, execute and return to the Committee an Election Form and a Beneficiary Designation Form (and such other forms and agreements as the Committee may require) prior to the first day of such Plan Year if he wishes to participate for such Plan Year; and (ii) a Director or Employee who first becomes eligible to participate in the Plan after the first day of a Plan Year, and who has not previously been eligible to participate in the Plan or in any other deferred compensation plan maintained by an Employer which is required to be aggregated with the Plan under Treas. Reg. 1.409A-1(c)(2)(i), may instead complete these requirements within 30 days after he first becomes eligible to participate in the Plan, or within such shorter deadline as may be established by the Committee in its sole discretion, if he wishes to participate for that Plan Year.  In the case of Directors and Employees described in (a)(ii) immediately above, such Director or Employee shall not be permitted to defer any portion of his Compensation with respect to services performed prior to his participation commencement date.

(b)                                 Each Employee or Director who is eligible to participate in the Plan may not commence participation in the Plan unless the Committee determines, in its sole discretion, that the Employee or Director has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.

2.3                               Termination of a Participant’s Eligibility.  The Committee shall have the right, in its sole discretion, to terminate a Participant’s participation in the Plan for any reason, so long as such termination occurs in a manner consistent with Code Section 409A.  In the event that a Participant is no longer eligible to participate in the Plan, the Participant’s

Account Balance shall continue to be governed by the terms of the Plan until it is paid in its entirety in accordance with the terms of the Plan.

ARTICLE 3

Contributions

3.1                               Deferral Amount.  For each Plan Year, a Participant may elect to defer, as his Deferral Amount, each of his Base Salary, Bonus, LTIP Amounts, Share Unit Awards, and/or Director Fees in the following minimum and maximum percentages or the following minimum and maximum dollar amounts. A Participant’s Deferral Amount (other than for RSUs) can be made only as a whole percentage or a whole dollar amount.

(a)                                  Minimum Deferral Amount.  The minimum Deferral Amount for each of Base Salary, Bonus, LTIP Amounts, Share Unit Awards, and/or Director Fees is zero percent and zero dollars.

(b)                                 Maximum Deferral Amount. The maximum Deferral Amount for each of Base Salary, Bonus, LTIP Amounts, Share Unit Awards and/or Director Fees is the following maximum percentage or maximum dollar amount, whichever is less:

Deferral	Maximum Dollar Amount	Maximum Percentage
Base Salary	$500,000	90%
Bonus	$500,000	100%
LTIP Amounts	$500,000	100%
Share Unit Awards	Not applicable	100%
Director Fees	$500,000	100%

3.2                               Initial Year of Participation.  Notwithstanding anything to the contrary in Section 3.1(a), if a Participant first becomes a Participant after the first day of a Plan Year, the minimum dollar amount for such Participant shall be an amount equal to the minimum dollar amount set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.3                               Election to Defer; Effect of Election Form.

(a)                                  Initial Eligibility.  An eligible Employee or Director may commence participation in the Plan in accordance with Section 2.2 or in accordance with Sections 3.3(c), (d) or (e), as applicable. If no such Election Form is timely delivered for a Plan Year, the Participant shall be deemed to have elected a zero Deferral Amount for the Plan Year.

(b)                                 Subsequent Plan Years.  For each Plan Year after a Participant’s first year of Plan participation, a Participant may make an irrevocable deferral election for that Plan Year with respect to Compensation for services performed in that Plan Year in accordance with this Section 3.3(b), or Sections 3.3(c), (d) or (e), as applicable.  A Participant may make an election pursuant to this Section 3.3(b) by timely delivering a new Election Form (and such other forms and agreements as the Committee may require ) to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made.  If no Election Form is timely delivered for a Plan Year in accordance with this Section 3.3(b) or Sections 3.3(c), (d) or (e), as applicable, the Participant shall be deemed to have elected a zero Deferral Amount for that Plan Year.  A Participant shall be deemed to make a timely election under this Section 3.3(b):  (i) with respect to Bonus amounts, only if he delivers his Election Form, if any, with respect to such amounts before the beginning of the Plan Year in which the bonus period for the Bonus begins; (ii) with respect to Share Unit Awards, only if he delivers his Election Form, if any, with respect to such awards before the beginning of the Plan Year for which the award is granted; and (iii) with respect to LTIP amounts, only if he delivers his Election Form, if any, with respect to such amounts before the beginning of the Plan Year in which measurement period for the LTIP begins.

(c)                                  Performance-Based Compensation.  If the Committee determines that amounts payable to a Participant are Performance-Based Compensation, within the meaning of Treas. Reg. § 1.409A-1(e), for a Plan Year and permits a later deferral election pursuant to Treas. Reg. § 1.409A 2(a)(8), the Participant may submit a later deferral election for such Performance-Based Compensation as permitted by the Committee.  In general, Performance-Based Compensation includes compensation, the amount or entitlement to which is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 consecutive months and does not include any amount or portion of any amount that is (1) payable regardless of performance or (2) based upon criteria that are substantially certain to be met at the time the criteria are established.

(d)                                 Fiscal Year Compensation.  If the Committee determines that amounts payable to a Participant are Fiscal Year Compensation, within the meaning of Treas. Reg. 1.409A-2(a)(6), for a given Plan Year and permits a later deferral election pursuant to Treas. Reg. § 1.409A-2(a)(6), the Participant may submit a later deferral election for such Fiscal Year Compensation as permitted by the Committee. In general, “Fiscal Year Compensation” means amounts payable to the Participant relating to a period of service coextensive with one or more fiscal years of the Company, of which no amount is paid or payable during such period.

(e)                                  Certain Forfeitable Rights.  The Committee may permit a Participant to make a deferral election for Share Unit Awards pursuant to Treas. Reg. § 1.409A-2(a)(5), relating to deferral elections with respect to certain forfeitable rights.  Such Participant shall make an election pursuant to this Section 3.3(e) within 30 days after such awards are granted, but in no event later than 12 months in advance of the earliest date that the portion of such awards subject to the deferral election will vest.

3.4                               Crediting of Deferral Amounts.  Deferral Amounts other than amounts attributable to deferrals of Share Unit Awards shall be credited to a Participant’s Deferral Account at the time such amounts would otherwise have been paid to the Participant.  Deferral Amounts attributable to deferrals of Share Unit Awards shall be credited to a Participant’s Deferral Account at the time such awards vest under the terms of the applicable award agreement, except as otherwise determined by the Committee in its sole discretion.

3.5                               Company Contribution Amount.

(a)                                  For each Plan Year, an Employer may be required to credit amounts to a Participant’s Company Contribution Account in accordance with employment or other agreements entered into between the Participant and the Employer.  Such amounts shall be credited on the date or dates prescribed by such agreements.

(b)                                 For each Plan Year, an Employer, in its sole discretion, may also credit any amount it desires to any Participant’s Company Contribution Account under this Plan.  The amount so credited to a Participant (i) may be smaller or larger than the amount credited to any other Participant, and (ii) may differ from the amount credited to such Participant in the preceding Plan Year. The Company Contribution Amount described in this Section 3.5(b), if any, shall be credited on a date or dates to be determined by the Committee, in its sole discretion.

3.6                               Company Restoration Matching Amount.  A Participant’s Company Restoration Matching Amount for any Plan Year shall be an amount determined by the Committee, in its sole discretion, to make up for certain limits applicable to the 401(k) Plan or other qualified plan for such Plan Year, as identified by the Committee, or for such other purposes as determined by the Committee in its sole discretion.  The amount so credited to a Participant under this Plan for any Plan Year (i) may be smaller or larger than the amount credited to any other Participant, and (ii) may differ from the amount credited to such Participant in the preceding Plan Year. The Participant’s Company Restoration Matching Amount, if any, shall be credited on a date or dates to be determined by the Committee, in its sole discretion.

3.7                               Vesting.

(a)                                  A Participant shall at all times be 100% vested in his Deferral Account, provided that if a Participant’s Share Unit Awards are credited to his Deferral Account prior to become 100% vested under the terms of the applicable award agreement, the portion of his Deferral Account attributable to such awards shall not be vested until they become vested under the terms of the applicable award agreement.

(b)                                 A Participant shall be vested in his Company Contribution Account in accordance with the vesting schedule set forth in his employment agreement or any other agreement entered into between the Participant and his Employer.

(c)                                  A Participant shall be vested in his Company Restoration Matching Account only to the extent that the Participant would be vested in such amounts under the provisions of the 401(k) Plan, as determined by the Committee in its sole discretion.

(d)                                 Notwithstanding anything to the contrary contained in this Section 3.7, in the event of a Change in Control, or upon a Participant’s death while employed by an Employer, or Disability, a Participant’s Company Contribution Account and Company Restoration Matching Account shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedules). For purposes of this Section 3.7(d), Change in Control shall have the meaning set forth in Section 11.2.

(e)                                  Notwithstanding subsection 3.7(d) above, the vesting schedule for a Participant’s Company Contribution Account and Company Restoration Matching Account shall not be accelerated upon a Change in Control to the extent that the Committee determines that such acceleration would cause the deduction limitations of Code Section 280G to become effective.  In the event that all of a Participant’s Company Contribution Account and/or Company Restoration Matching Account is not vested pursuant to such a determination, the Participant may request independent verification of the Committee’s calculations with respect to the application of Code Section 280G.  In such case, the Committee must provide to the Participant within 90 days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”).  The opinion shall state the Accounting Firm’s opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Code Section 280G and contain supporting calculations.  The cost of such opinion shall be paid for by the Company.  This Section 3.7(e) shall not, however, prevent the acceleration of the vesting schedule applicable to a Participant’s Company Contribution Account and/or Company Restoration Matching Account if such Participant is entitled to a “gross-up” payment, to eliminate the effect of the Code Section 4999 excise tax, pursuant to his employment agreement or other agreement entered into between such Participant and the Employer.

3.8                               Deemed Investments.  In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance, other than the portion of such balance attributable to deferrals of Share Unit Awards, in accordance with the following rules:

(a)                                  Measurement Funds.  The Participant may elect one or more of the measurement funds selected by the Committee, in its sole discretion, which are based on certain mutual funds (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his Account Balance.  As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund.

(b)                                 Election of Measurement Funds.  A Participant, in connection with his initial deferral election in accordance with Section 3.3(a) above, shall elect, on the

Election Form, one or more Measurement Fund(s) (as described in Section 3.9(a) above) to be used to determine the amounts to be credited or debited to his Account Balance.  If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee in its sole discretion.  The Participant may elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his Account Balance, or to change the portion of his Account Balance allocated to each previously or newly elected Measurement Fund.  If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion.

(c)                                  Proportionate Allocation.  In making an election described in Section 3.8(b) above, the Participant shall specify on the Election Form, in increments of one percent, the percentage of his Account Balance or Measurement Fund, as applicable, to be allocated or reallocated.

(d)                                 Crediting or Debiting Method.  The amounts credited to or debited from a Participant’s Account Balance will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds.

(e)                                  No Actual Investment.  Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of a Measurement Fund, the allocation of his Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed as an actual investment of his Account Balance in any such Measurement Fund.  In the event that the Company or the trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves.  Notwithstanding any provision in the Plan to the contrary, the Company may at any time, in its sole discretion, elect to apply a specific rate of interest (determined by the Company) to the Account Balances of Participants in lieu of crediting or debiting Account Balances in accordance with the performance of the Measurement Funds.  Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.9                               Valuation and Payment of Share Unit Awards.

(a)                                  Valuation.  With respect to the portion of a Participant’s Account Balance attributable to deferrals of Share Unit Awards, the value of such portion shall be equal to the fair market value of the stock with respect to which Share Unit Awards were granted.  For this purpose, fair market value shall be determined pursuant to the terms of the plan and award agreement under which the Share Unit Awards were granted; except that such determination shall be modified to the extent required by Code Section 409A.  A Participant whose Share Unit Awards are deferred under this Plan shall have no rights as a shareholder with respect to such Share Unit Awards during the deferral period (including but not limited to rights to receive dividends and voting rights).

(b)                                 Payment.  The portion of a Participant’s Account Balance attributable to deferrals of Share Unit Awards shall be paid in shares.

3.10                        FICA and Other Taxes.

The Committee may make any appropriate arrangements to deduct from all amounts deferred or paid under the Plan, or to collect, any taxes reasonably determined to be required to be withheld under applicable laws.  Irrespective of whether withholding is required, the Participant or Beneficiary, as the case may be, shall bear all taxes on amounts deferred or paid under the Plan, on any imputed income resulting from the operation of the Plan, and on any other payments or compensation from the Company or an Employer.

ARTICLE 4

Scheduled Distribution; Unforeseeable Financial Emergencies

4.1                               Scheduled Distribution.  In connection with each election to defer Deferral Amounts other than deferrals of Share Unit Awards and Non-Plan Year Elections, a Participant may irrevocably elect to receive a Scheduled Distribution from the Plan with respect to such Deferral Amount.  The Scheduled Distribution shall be a lump-sum payment in an amount that is equal to such Deferral Amount, plus amounts credited or debited in the manner provided in Section 3.8 above on that Deferral Amount.  Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out during a 60-day period commencing immediately after the first day of any Plan Year designated by the Participant.  The Plan Year designated by the Participant must be at least three Plan Years after the end of the Plan Year to which the Participant’s deferral election described in Section 3.3 relates, however.  By way of example, if a Scheduled Distribution is elected for Deferral Amounts that are earned in the Plan Year commencing January 1, 2005, the Scheduled Distribution would become payable no earlier than during the 60-day period commencing January 1, 2009. A Participant may irrevocably elect to receive a Scheduled Distribution from the Plan with respect to his Deferral Amount attributable to deferrals of Share Unit Awards and to Non-Plan Year Elections to the extent permitted by the Committee.

4.2                               Postponing Scheduled Distributions.  A Participant may make a one-time election to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out during a 60-day period commencing immediately after an allowable alternative distribution date designated by the Participant in accordance with this Section 4.2.  In order to make this one-time election, the Participant must submit a new Scheduled Distribution Election Form to the Committee in accordance with the following criteria:

(a)                                  Such Scheduled Distribution Election Form must be submitted to and accepted by the Committee in its sole discretion at least 12 months prior to the Participant’s Previously Designated Scheduled Distribution Date;

(b)                                 The new Scheduled Distribution Date selected by the Participant must be the first day of a Plan Year, and must be at least five years after the Previously Designated Scheduled Distribution Date; and

(c)                                  The election of the new Scheduled Distribution Date shall have no effect until at least 12 months after the date on which the election is made.

For purposes of this Section 4.2, a Participant’s “Previously Designated Scheduled Distribution Date” means January 1 of the year in which the Participant’s Scheduled Distribution would have commenced had the Participant not submitted a new Scheduled Distribution Election Form to the Committee.

4.3                               Other Benefits Take Precedence Over Scheduled Distributions.  Should a Benefit Distribution Date occur that triggers a benefit under Articles 5, 6, 7 or 8, any Deferral Amount that is subject to a Scheduled Distribution election under Section 4.1 shall not be paid in accordance with Section 4.1, but shall be paid in accordance with the other applicable Article.

4.4                               Unforeseeable Financial Emergencies.

(a)                                  If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to cancel his deferrals under the Plan to the extent necessary to satisfy the Unforeseeable Financial Emergency.  If such cancellation is not sufficient to satisfy the Participant’s Unforeseeable Financial Emergency, the Participant may further petition the Committee to receive a payment of the amount deemed necessary by the Committee to satisfy the Participant’s Unforeseeable Financial Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the payment.  Any such payment shall not exceed the vested balance in the Participant’s Deferral Account (disregarding any amounts attributable to deferrals of Share Unit Awards) and shall be debited against the Participant’s Deferral Account.

(b)                                 A payment made under this Section 4.4 shall not exceed the amount necessary to satisfy the Participant’s Unforeseeable Financial Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the payment, and shall not be made to the extent that the Unforeseeable Financial Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

(c)                                  Payments under this Section 4.4 shall be made in the form of a lump sum no later than 60 days after the Committee approves the payment.

(d)                                 If the Committee cancels a Participant’s deferrals pursuant to Section 4.4(a), any later deferral election will be subject to the provisions of the Plan governing initial deferral elections, as required by Treas. Reg. § 1.409A-3(j)(4)(viii).

ARTICLE 5

RETIREMENT BENEFIT

5.1                               Retirement Benefit.  A Participant who Retires shall receive his vested Account Balance as a Retirement Benefit.

5.2                               Payment of Retirement Benefit.

(a)                                  For Deferral Amounts for Plan Years beginning before January 1, 2011, a Participant may, in connection with his commencement of participation in the Plan, elect on an Election Form to receive such Deferral Amounts, adjusted as set forth in Sections 3.8 and 3.9, in the form of a lump sum or pursuant to an Annual Installment Method of up to 15 years (or in a combination thereof, to the extent permitted by the Committee).  For Deferral Amounts for each Plan Year beginning on or after January 1, 2011 (and for deferrals elected on or after January 1, 2011 pursuant to a Non-Plan Year Election), a Participant may elect to receive such Deferral Amounts, adjusted as set forth in Sections 3.8 and 3.9, in the form of a lump sum or pursuant to an Annual Installment Method of up to 15 years (or in a combination thereof, to the extent permitted by the Committee).  Such election shall be made in the same manner and at the same time as the Participant’s deferral election pursuant to Section 3.3, except as otherwise required by the Committee.  An election pursuant to this Section 5.2(a) to receive one or more Deferral Amounts under the Annual Installment Method shall be given effect only if the Participant Retires, however.

If a Participant does not make any election with respect to the payment of a Deferral Amount pursuant to this Section 5.2(a), he shall be deemed to have elected to receive such Deferral Amount, adjusted as set forth in Sections 3.8 and 3.9, in the form of a lump sum.

The Participant may change his election with respect to his Deferral Amounts for Plan Years beginning before January 1, 2011 one time by submitting an Election Form to the Committee in accordance with the following criteria:

(i)                                     Such Election Form must be submitted to and accepted by the Committee in its sole discretion at least 12 months prior to the Participant’s originally scheduled Benefit Distribution Date described in Section 1.6(a); and

(ii)                                  The first Retirement Benefit payment must be delayed at least five years from the Participant’s originally scheduled Benefit Distribution Date described in Section 1.6(a); and

(iii)                               The election to modify the Retirement Benefit election shall have no effect until at least 12 months after the date on which the election is made.

(iv)                              Notwithstanding the foregoing, the Committee shall interpret all provisions relating to changing the Retirement Benefit election under this Section 5.2 in a manner consistent with Treas. Reg. § 1.409A-2(b).

A Participant may not change his elections with respect to his Deferral Amounts for Plan Years beginning on or after January 1, 2011 (or for deferrals elected after January 1, 2011, in the case of Non-Plan Year Elections).

(b)                                 The lump-sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date.  Remaining installments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date.

(c)                                  If a Participant serves as both an Employee and a Director and elects the Annual Installment Method, such election shall be given effect only to the extent permitted by Code Section 409A.

ARTICLE 6

TERMINATION BENEFIT

6.1                               Termination Benefit.  A Participant who experiences a Termination of Employment shall receive his vested Account Balance as a Termination Benefit.

6.2                               Payment of Termination Benefit.

(a)                                  A Participant who experiences a Termination of Employment shall receive his Termination Benefit in the form of a lump sum.

(b)                                 The lump-sum payment shall be made no later than 60 days after the Participant’s Benefit Distribution Date.

(c)                                  Notwithstanding anything to the contrary in Sections 6.2(a) and (b), a Participant who served as a Director may elect to have his Termination Benefit paid in the Annual Installment Method, in accordance with Section 5.2(c) or as otherwise permitted by the Committee in compliance with Code Section 409A(a)(4)(C).

ARTICLE 7

DISABILITY BENEFIT

7.1                               Disability Benefit.  Upon a Participant’s Disability, the Participant shall receive his vested Account Balance as a Disability Benefit.

7.2                               Payment of Disability Benefit.  The Disability Benefit shall be paid to the Participant in a lump sum no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE 8

DEATH BENEFIT

8.1                               Death Benefit.  Upon the Participant’s death, the Participant’s Beneficiary(ies) shall receive the Participant’s vested Account Balance as a Death Benefit.

8.2                               Payment of Death Benefit.  The Death Benefit shall be paid to the Participant’s Beneficiary(ies) in a lump sum no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE 9

BENEFICIARY DESIGNATION

9.1                               Beneficiary.  Each Participant shall have the right, at any time, to designate his Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant.  The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2                               Beneficiary Designation; Change; Spousal Consent.  A Participant shall designate his Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent.  A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time.  If the Participant names someone other than his spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee.  Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his death.

9.3                               Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until accepted and acknowledged in writing by the Committee or its designated agent.

9.4                               No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his surviving spouse.  If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

9.5                               Doubt as to Beneficiary.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Plan to withhold such payments until this matter is resolved to the Committee’s satisfaction, to the extent permitted by Code Section 409A.

9.6                               Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant.

ARTICLE 10

TERMINATION OF PLAN, AMENDMENT OR MODIFICATION

10.1                        Termination of Plan.  Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future.  Accordingly, the Company reserves the right to terminate the Plan at any time and for any reason.  Following a termination of the Plan, Participant Account Balances shall remain in the Plan until the Participant becomes eligible for the benefits provided in Articles 4, 5, 6, 7 or 8 in accordance with the provisions of those Articles unless the Company changes the time or form of distribution consistent with Treas. Reg. § 1.409A-3(j)(4)(ix).  The termination of the Plan shall not decrease a Participant’s vested Account Balance in existence as of the date of termination.

10.2                        Termination of Participation in the Plan by an Employer.  Each Employer reserves the right to terminate participation in the Plan by its Employees in a manner consistent with Code Section 409A.  In the event of an Employer’s termination of participation in the Plan, Participant Account Balances shall remain in the Plan until the Participant becomes eligible for the benefits provided in Articles 4, 5, 6, 7 or 8 in accordance with the provisions of those Articles unless the Company terminates the Plan pursuant to Section 10.1. The termination of the participation in the Plan shall not decrease a Participant’s Account Balance in existence as of the date of termination.

10.3                        Amendment.  The Company may, at any time, amend or modify the Plan in whole or in part.  Notwithstanding the foregoing, (i) no amendment or modification shall be effective to decrease a Participant’s vested Account Balance in existence at the time the amendment or modification is made; and (ii) no amendment or modification of Section 11.2 of the Plan shall be effective.

10.4                        Effect of Payment.  The full payment of the Participant’s vested Account Balance under Articles 4, 5, 6, 7 or 8 of the Plan shall completely discharge all obligations to a Participant and his designated Beneficiaries under this Plan.

ARTICLE 11

ADMINISTRATION

11.1                        Committee Duties.  Except as otherwise provided in this Article 11, this Plan shall be administered by a Committee, which shall consist of the Board, or such committee as the Board shall appoint.  Members of the Committee may be Participants under this Plan.  The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.  An individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or an Employer.

11.2                        Administration Upon Change In Control.  For purposes of this Plan, the Committee shall be the “Administrator” at all times prior to the occurrence of a Change in Control.  Within 120 days following a Change in Control, an independent third party “Administrator” may be selected by the individual who, immediately prior to the Change in Control, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”), and approved by the trustee.  The Committee, as constituted prior to the Change in Control, shall continue to be the Administrator until the earlier of (i) the date on which such independent third party is selected and approved, or (ii) the expiration of the 120 day period following the Change in Control.  If an independent third party is not selected within 120 days of such Change in Control, the Committee, as described in Section 11.1 above, shall be the Administrator.  The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations and shall otherwise have the powers and protections afforded to the Committee by the Plan; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust.  Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require.  Upon and after a

Change in Control, the Administrator may be terminated (and a replacement appointed) by the trustee only with the approval of the Ex-CEO.  Upon and after a Change in Control, the Administrator may not be terminated by the Company.

For purpose of this Section 11.2, “Change in Control” shall mean the first to occur of any of the following events:

(a)                                  Any “person” (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50 percent or more of the Company’s capital stock entitled to vote in the election of directors;

(b)                                 During any period of not more than two consecutive years, not including any period prior to the adoption of this Plan, individuals who, at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), (d) or (e) of this Section 11.2) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths of the directors then still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)                                  The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than 50 percent of the common stock of the surviving corporation immediately after the consolidation or merger;

(d)                                 The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(e)                                  The shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a “controlled group of corporations” (as defined in Code Section 1563) in which the Company is a member.

11.3                        Agents.  In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

11.4                        Interpretations and Binding Effect of Decisions.  All interpretations pertaining to facts or provisions of the Plan made by the Committee shall be made in the complete and exclusive discretion of the Committee and the Committee shall have the complete and exclusive discretion to resolve ambiguities and inconsistencies in the language of the Plan and to supply omissions in the language of the Plan.  The decision or action of the

Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11.5                        Indemnity of Committee.  All Employers shall indemnify and hold harmless the members of the Committee and any Employee to whom the duties of the Committee may be delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members or any such Employee.

11.6                        Employer Information.  To enable the Committee to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

11.7                        Timing of Benefit Payments.  To the extent that any payment under the Plan may be made within a specified number of days on or after any date or the occurrence of any date or event, the date of payment shall be determined by the Committee in its sole discretion, and not by any Participant, Beneficiary, or other individual.

ARTICLE 12

OTHER BENEFITS AND AGREEMENTS

12.1                        Coordination with Other Benefits.  The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer.  The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 13

CLAIMS PROCEDURES

13.1                        Presentation of Claim.  A Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

13.2                        Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period.  In no event shall such extension exceed a period of 90 days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  The Committee shall notify the Claimant in writing:

(a)                                  that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)                                 that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)                                     the specific reason(s) for the denial of the claim, or any part of it;

(ii)                                  specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)                               a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)                              an explanation of the claim review procedure set forth in Section 13.3 below; and

(v)                                 a statement of the Claimant’s right, if any, to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

13.3                        Review of a Denied Claim.  On or before 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s duly authorized representative):

(a)                                  may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)                                 may submit written comments or other documents; and/or

(c)                                  may request a hearing, which the Committee, in its sole discretion, may grant.

13.4                        Decision on Review.  The Committee shall render its decision on review promptly, and no later than 60 days after the Committee receives the Claimant’s written request for a review of the denial of the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period.  In no event shall such extension exceed a period of 60 days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)                                  specific reasons for the decision;

(b)                                 specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)                                  a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)                                 a statement of the Claimant’s right, if any, to bring a civil action under ERISA Section 502(a).

13.5                        Legal Action.  A Claimant’s compliance with the foregoing provisions of this Article 13 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

13.6                        Disability Claims.  To the extent required by regulations issued by the Department of Labor, if the outcome of any claim is based on a determination of whether the Participant is disabled, the Department of Labor regulations governing disability claims shall apply.

13.7                        Statute of Limitations.  No claim for non-payment or underpayment of benefits allegedly owed by the Plan (regardless of whether such benefits are allegedly due under the terms of the Plan or by reason of any law) may be filed in court until the claimant has exhausted the claims review procedures established in accordance with this Article 13.  Claims for underpayment or non-payment of benefits must be filed in a court located with jurisdiction to hear the claim no later than 36 months after the date when the payment of the benefit commenced or the date when the first payment was allegedly due, as applicable.  The running of the 36 month limitations period shall be suspended during the time that any request for review of the claim pursuant to this Article 13 is pending before the Committee.  The foregoing limitations period is expressly intended to replace and to supersede any longer limitations period (but not any shorter limitations period) that might otherwise be deemed applicable under state or federal law in the absence of this Article 13.  Claims filed after the expiration of the limitations period prescribed by this Article 13 shall be deemed to be time-barred.

ARTICLE 14

TRUST

14.1                        Establishment of the Trust.  In order to provide assets from which to fulfill the obligations of the Participants and their beneficiaries under the Plan, the Company may establish a Trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan.  Any Trust established by the Company under this Section 14.1 shall be a grantor trust for federal income tax purposes, the assets of which shall be available to pay the claims of creditors of the Employers; shall not cause any Plan assets to be held outside the United States; and shall otherwise comply with the requirements of Code Section 409A.

14.2                        Interrelationship of the Plan and the Trust.  The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.  Each Employer shall at all times remain liable to carry out its obligations under the Plan.

14.3                        Distributions From the Trust.  Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 15

MISCELLANEOUS

15.1                        Status of Plan.  The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).  The Plan shall be administered and interpreted in a manner consistent with that intent.

15.2                        Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer.  For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer.  An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

15.3                        Expenses.  All reasonable expenses incurred in the administration of the Plan shall be charged against Participants’ Account Balances in a manner determined to be reasonable by the Committee, except to the extent such expenses are paid by an Employer.

15.4                       Employer’s Liability.  An Employer’s liability for the payment of benefits shall be defined only by the Plan and, where applicable, the United Natural Foods, Inc. 2004

Equity Incentive Plan.  An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

15.5                        Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.  This Section 15.5 shall not apply to payments made pursuant to a qualified domestic relations order (as defined in Code Section 414(p)(1)(A)) applicable to this Plan.  All such qualified domestic relations orders shall be construed and executed in a manner consistent with the requirements of Code Section 409A.

15.6                        Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant.  Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement.  Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of an Employer, either as an Employee or a Director, or to interfere with the right of an Employer to discipline or discharge the Participant at any time.

15.7                        Furnishing Information.  A Participant or his Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

15.8                        Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

15.9                        Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

15.10                 Governing Law.   Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflicts of laws principles.

15.11                 Notice.  Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

United Natural Foods, Inc.
Attn: Vice President of Human Resources
313 Iron Horse Way
Providence, RI 02908

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

15.12                 Successors.  The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

15.13                 Validity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

15.14                 Incompetent.  If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

15.15                 Court Order.  The Committee is authorized to comply with any court order in any action in which the Plan or the Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan, to the extent permitted by Code Section 409A.

15.16                 Delay of Benefit Payments Due to Deduction Limitation or Federal Securities Law.  A distribution payable to a Participant pursuant to the Plan may be delayed to the extent and in the manner permitted by Treas. Reg. § 1.409A-2(b)(7), concerning impermissible deductions under Code Section 162(m) and violations of federal securities and other laws.

15.17                 Insurance.  The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose.  The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

15.18                 Section 409A.   The Plan is intended to comply with Code Section 409A.  Thus, the Plan shall comply with the requirements of, and shall be operated, administered, and interpreted in accordance with, (a) before January 1, 2009, a reasonable good faith interpretation of Code Section and (b) after December 31, 2008, Code Section 409A.  If the Company or Committee determines that any provision of the Plan is or might be inconsistent with the restrictions imposed by Code Section 409A, such provision shall be deemed to be amended to the extent that the Company or Committee determines is necessary to bring it into compliance with the requirements of Code Section 409A.  Any such deemed amendment shall be effective as of the earliest date such amendment is necessary under Code Section 409A.  No provision in the Plan shall be interpreted or construed to (a) create any liability for the Committee, the Company or any Employer, or any of their employees, officers, directors, or other service providers, related to a failure to comply with Code Section 409A or (b) transfer any liability for a failure to comply with Code Section 409A from a Participant or other individual to the Committee, the Company or any Employer, or any of their employees, officers, directors, or other service providers.

IN WITNESS WHEREOF, the Company has signed this restated Plan document on the 21st day of December, 2010.

UNITED NATURAL FOODS, INC.

By:	/s/ Mark E. Shamber

Title:	Senior Vice President, Chief Financial
Officer and Treasurer